Exhibit 99.2

October 25, 2022

Board of Directors
Metacrine, Inc. (in its capacity as such)
3985 Sorrento Valley Blvd, Suite C
San Diego, CA 92121

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letters, dated September 2, 2022 and October 19, 2022, to the Board of Directors of Metacrine, Inc. (“Metacrine”) as Annexes C-1 and C-2, respectively,  to, and reference to such opinion letters under the headings “Summary - Risk Factors - Opinions of Metacrine’s Financial Advisor” and “- The Opinions Obtained by the Equillium Board and Metacrine Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions,” “The Merger – Background of the Merger,” “- Metacrine’s Reasons for the Merger; Recommendations of the Merger by the Metacrine Board,” and “Opinion of Metacrine’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger involving Metacrine, Inc., Equillium, Inc. (“Equillium”), Equillium Acquisition Sub, Inc., and Triumph Merger Sub, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Equillium (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MTS SECURITIES, LLC

/s/ MTS SECURITIES, LLC